Exhibit 99.1

Contacts:

Andrew Graham

Director of Finance

Trimeris, Inc.

(919) 419-6050

TRIMERIS REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER 2007
            Revenues of $9.1 million, a 25 percent increase over revenues of $7.3 million in the second quarter of 2006.
            U.S. GAAP net income increases to $4.7 million from a loss of 334,000 in the second quarter of 2006.
            U.S. GAAP earnings per share increases to $0.21 per share from a loss of $0.02 per share in the second quarter of 2006.
            Cash and investments increase to $58.9 million from $48.6 million at December 31, 2006
            Trimeris elaborates on the target product profile for TRI-1144.

MORRISVILLE, N.C. - August 9, 2007 - Trimeris, Inc. (Nasdaq: TRMS) today announced financial results for the three months ended June 30, 2007, reporting total revenues of $9.1 million, an increase of 25 percent, compared to the same period last year. This increase was primarily driven by worldwide sales of FUZEON, which reached $62.0 million, a growth of 8 percent over the same period last year. All sales of FUZEON are recorded by F. Hoffmann-La Roche Ltd. ("Roche"), Trimeris' collaborative partner.

For the three months ended June 30, 2007, the Company reported net income of $4.7 million, or $0.21 per share, compared with a net loss of $334,000, or ($0.02 per share), for the three months ended June 30, 2006. This result was primarily driven by increased FUZEON sales and decreased operating expenses resulting in a significant improvement in the Company's operating income.

For the six months ended June 30, 2007, the Company reported net income of $12.8 million, or $0.58 per share, compared with a net loss of $762,000, or ($0.04 per share) for the six months ended June 30, 2006.

As previously announced, Roche returned to Trimeris all rights to joint patents and other intellectual property related to next-generation HIV fusion inhibitor peptides including our lead candidate TRI-1144. As a result, the Company accelerated revenue recognition for past milestone payments received from Roche into the first half of 2007. Also included in net income for the six months ended June 30, 2007 are expenses of $4.4 million for the reduction in workforce that occurred during the first half of 2007.

For the six months ended June 30, 2007, the Company reported Non-GAAP net income of approximately $8.0 million, or $0.36 per share, compared with a net loss of $2.9 million, or ($0.13 per share), for the six months ended June 30, 2006. Non-GAAP net income for the three months ended June 30, 2007 is not presented as it does not show a significant difference from GAAP net income.

Cash, cash equivalents and investment securities available-for-sale totaled $58.9 million at June 30, 2007, compared to $48.6 million at December 31, 2006.

Reconciliations between GAAP and Non-GAAP earnings for the six months ended June 30, 2007 and 2006 are provided in the following table:
	Six Months Ended	Six Months Ended
	June 30, 2007 [in thousands except per share amounts] (unaudited)	June 30, 2006 [in thousands except per share amounts] (unaudited)
Net income (loss) (GAAP)	$ 12,826	$ (762)
Milestone Revenue [1]	(9,291)	(2,111)
Charge related to the reduction in workforce [2]	4,421	--
Net income (loss) excluding milestone revenue and charges related to reduction in workforce (Non- GAAP)	$ 7,956	$ (2,873)
Diluted net income (loss) per share (GAAP)	$ 0.58	$ (0.04)
Diluted net income (loss) per share (Non-GAAP)	$ 0.36	$ (0.13)

[1] On March 13, 2007, the Company entered into an agreement with Roche that amended the terms of the Research Agreement. Under this agreement, all rights and joint patents and other intellectual property rights to the next generation fusion inhibitor peptides falling under the Research Agreement, which includes our lead drug candidate, TRI-1144, reverted to Trimeris. As a result of this agreement, the Company accelerated revenue recognition for past milestone payments received from Roche into the first quarter of 2007 because our period of joint development ended. These milestone payments were previously being amortized over the length of the joint research and development period of the next generation fusion inhibitor peptides or through December 2012.

[2] During the six months ended June 30, 2007, the Company recorded a charge to the Statement of Operations related to a reduction in workforce.

Target Product Profile for TRI-1144

In preclinical studies, TRI-1144 has demonstrated excellent antiviral, pharmacokinetic, safety and physical properties. The Company has adopted a target product profile of a convenient, low-volume, once per day injection, delivered by a pre-filled auto-injector with minimal to no injection site reactions. In addition the target product profile for TRI-1144 seeks to retain the excellent systemic safety profile of FUZEON. Future line extensions or modifications to the current target product profile could include less frequent than once per day dosing.

The TRI-1144 preclinical safety program is ongoing with an IND filing planned for the first half of next year followed shortly by a comprehensive Phase I/II clinical study that we anticipate will provide key data to support our target product profile.

Conference Call

Trimeris will host a live conference call to discuss second quarter 2007 financial results at 5:00 p.m. Eastern Time, today. To access the live call, please dial (800) 399-8403 (U.S.) or (706) 634-6565 (international). The conference ID number is 12098374. Telephone replay is available approximately two hours after the call through 11:59 p.m. Eastern Time, August 23, 2007. To access the replay, please call (800) 642-1687 (U.S.) or (706) 645-9291 (international). The information provided on the teleconference is only accurate at the time of the conference call, and Trimeris will take no responsibility for providing updated information.

Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. The webcast can be accessed by going to Trimeris' website, www.trimeris.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Non-GAAP Financial Information

In addition to disclosing financial results calculated in accordance with Generally Accepted Accounting Principles ("GAAP"), we have included certain non-GAAP financial measures that exclude the charge related to the reduction in workforce and the recognition of milestone revenue. The Company believes that the presentation of results excluding the reduction in workforce and recognition of milestone revenue provides meaningful supplemental information regarding our financial results for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006 because our financial statements for the six months ended June 30, 2006 did not include a charge related to a reduction in our workforce or an acceleration of the recognition of milestone revenue. We believe that this financial information is useful to management and investors in assessing our historical performance and results. The Company will use these non-GAAP financial measures when evaluating its financial results, as well as for internal planning and forecasting purposes. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Trimeris Safe Harbor Statement
This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; we are dependent on third parties for the sale, marketing and distribution of our drug candidates; the market for HIV therapeutics is very competitive with regular new product entries that could affect the sales of our products; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 16, 2007 and its periodic reports filed with the SEC.

Trimeris, Inc.

Statements of Operations

[in thousands, except per share amounts]

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue:
Milestone revenue [1]	$ 83	$ 1,055	$ 9,291	$ 2,111
Royalty revenue	3,219	2,408	7,081	4,988
Collaboration income [2]	5,806	3,815	10,174	7,609
Total revenue and collaboration income	9,108	7,278	26,546	14,708

Operating expenses:
Research and development	2,959	4,961	6,056	10,141
General and administrative	1,937	2,927	8,476	6,083
Total operating expenses [3]	4,896	7,888	14,532	16,224

Operating income (loss)	4,212	(610)	12,014	(1,516)

Other income (expense)
Interest income	727	470	1,397	888
Gain on sale of equipment	5		7
Interest/accretion expense	(203)	(194)	(404)	(386)
Total other income (expense)	529	276	1,000	502

Income (loss) before taxes and cumulative effect of change in accounting principle	4,741	(334)	13,014	(1,014)
Income tax provision	66		188
Income (loss) before cumulative effect of change in accounting principle	4,675	(334)	12,826	(1,014)
Cumulative effect of change in accounting principle [3]	--	--	--	252

Net income (loss)	$ 4,675	$ (334)	$ 12,826	$ (762)

Basic net income (loss) per share before cumulative effect of accounting change	$ 0.21	$ (0.02)	$ 0.58	$ (0.05)
Accounting change	--	--	--	0.01
Basic net income (loss) per share	$ 0.21	$ (0.02)	$ 0.58	$ (0.04)

Diluted net income (loss) per share before cumulative effect of accounting change	$ 0.21	$ (0.02)	$ 0.58	$ (0.05)
Accounting change	--	--	--	0.01
Diluted net income (loss) per share	$ 0.21	$ (0.02)	$ 0.58	$ (0.04)

Weighted average shares used in basic per share computations	22,043	21,896	22,036	21,877
Weighted average shares used in diluted per share computations	22,184	21,896	22,096	21,877

Notes:

[1] On March 13, 2007, the Company entered into an agreement with Roche that amended the terms of the Research Agreement. Under this agreement, all rights and joint patents and other intellectual property rights to the next generation fusion inhibitor peptides falling under the Research Agreement, which includes the lead drug candidate, TRI-1144, reverted to Trimeris. As a result of this agreement, the Company accelerated revenue recognition for past milestone payments received from Roche into the first quarter of 2007 because our period of joint development ended. These milestone payments were previously being amortized over the length of the joint research and development period of the next generation fusion inhibitor peptides or through December 2012.

[2] Collaboration income represents our share of the net operating results from the sale of FUZEON in the United States and Canada under our collaboration agreement with Hoffmann-La Roche, Inc., our collaborative partner. These net operating results consist of net sales less cost of goods (gross margin), less selling and marketing expenses and other costs related to the sale of FUZEON.

[3] Included in operating expenses for the three and six months ended June 30, 2007 are expenses of $77,000 and $4.4 million, respectively, for the reductions in workforce that occurred during these periods. Excluding these charges, operating expenses for the three and six months ended June 30, 2007, would have been $4.8 and $10.1 million, respectively.

Trimeris, Inc.

Condensed Balance Sheets

[$ in thousands]
	June 30, 2007 (unaudited)	December 31, 2006
Assets
Cash, cash equivalents and short-term investment securities available-for-sale	$ 55,769	$ 48,035
Other current assets	9,439	14,445
Total current assets	65,208	62,480
Property, furniture and equipment - net	1,972	2,160
Long-term investment securities available-for-sale	3,120	604
Total other assets	10,310	9,659
Total assets	$ 80,610	$ 74,903
Liabilities and Stockholders' Equity
Total current liabilities	$ 6,167	$ 8,907
Long term portion of deferred revenue	1,645	9,151
Accrued marketing costs	17,692	17,288
Accrued compensation - long-term	1,597	1,072
Other liabilities	717	713
Total liabilities	27,818	37,131

Total stockholders' equity	52,792	37,772
Total liabilities and stockholders' equity	$ 80,610	$ 74,903

FUZEON Net Sales

(Recognized by Roche, our collaborative partner)

[$ in millions]

(unaudited)

	Three Months Ended,**		Six Months Ended, **
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006

United States and Canada	$ 32.9	$ 31.1	$ 62.2	$ 58.5
Rest of World	29.2	26.2	64.1	54.2
Worldwide Total	$ 62.0	$ 57.2	$ 126.3	$ 112.7

** may not add due to rounding

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